Exhibit 4.6

AMENDMENT TO THE

ASHLAND INC. LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, Ashland Inc. (the “Corporation”) established the Ashland Inc. Leveraged Employee Stock Ownership Plan (the “Plan”) originally effective as of October I, 1985 for the benefit of employees eligible to participate therein; and

WHEREAS, a proposed restatement of the Plan has been submitted to be effective as of October 1, 2015; and

WHEREAS, pursuant to Article 13 of the proposed restatement of the Plan, the Corporation, as sponsor of the Plan, has retained the authority to amend the Plan at any time in whole or in part;

WHEREAS, the Corporation desires transfer the sponsorship of the Plan from Ashland Inc. to Valvoline LLC and Valvoline LLC desires to accept sponsorship of the Plan;

NOW, THEREFORE, effective as of September I, 2016:

I. The recitals of the Plan shall be amended and rewritten as follows:

“WHEREAS, Ashland Inc. (formerly !mown as Ashland Oil, Inc. prior to January 28, 1995) first established the Ashland Inc. Leveraged Employee Stock Ownership Plan (the “Plan”), effective October I, 1985, for the benefit of its employees and of the employees of related companies eligible to participate therein;

WHEREAS, the Plan has reserved to Ashland Inc. the power and authority to amend the Plan;

WHEREAS, since the Plan was first established, it has been amended numerous times;

WHEREAS, a series of statutory and regulatory changes require the Plan be amended;

WHEREAS, Ashland Inc. desires to completely amend and restate the Plan in a single document containing all the amendments which were made and which are required; and

WHEREAS, in connection with a corporate reorganization, Ashland Inc. desires to transfer the sponsorship of the Plan to Valvoline LLC, an entity within the same controlled group of corporations as Ashland Inc. ·

NOW, THEREFORE, Ashland Inc. does hereby further amend and restate the Plan, generally effective as of October I, 2010, except as otherwise indicated, and provided that amendments which were made hereto from and after the Plan’s last effective date of restatement through the date on which this restatement was executed shall be effective as of the dates that were specified under each such amendment, whether or not such effective dates are specified hereinafter, in accordance with the following terms and conditions; and

FURTHER RESOLVED, Ashland Inc. does hereby transfer the sponsorship of the Plan to Valvoline LLC and Valvoline LLC accepts sponsorship of the Plan:”

II. Section 2.1 of the Plan shall be amended by amending the following definitions to read as follows:

“Board” or “Board of Directors” shall mean the board of directors of Ashland Inc.

“Common Stock” shall mean common stock issued by Ashland Inc.

“Sponsoring Company” shall mean Valvoline LLC including any successor by mergers, purchase or otherwise.

III.	The following references to Sponsoring Company in the definitions in Section 2.1 shall be amended to instead be references to Ashland Inc.: the references to Sponsoring Company in the definition of Credited Compensation and the first reference to Sponsoring Company in the definition of Employee.

IV.	The reference to Sponsoring Company in Section 5.7(c)(l) shall be modified to be a reference to Ashland Inc.

V.	Section 8.2 shall be amended in its entirety to read as follows:

8.2 Delegation of Responsibility. The Sponsoring Company hereby delegates all responsibility, power, or duty whether ministerial or fiduciary to administer this Plan to the Investment and Administrative Oversight Committee (IAOC); provided, however, no responsibility in the Plan or trust agreement to manage or control the assets of the Plan has been to the IAOC. Each reference herein to the operation of Plan administration vesting rights or obligations to the Sponsoring Company are hereby deemed to be references to the IAOC in its role as the Plan Administrator of the Plan. The Sponsoring Company, the Trustee, the IAOC or any delegatee, redelegatee or designee of either of them may employ one or more persons to render advice or perform ministerial duties with regard to any responsibility such fiduciary has under the Plan.

VI.	References to “Plan Administrator” in all locations within the Plan shall be modified to be references to “Sponsoring Company.”

VII.	In all other respect, the Plan shall remain unchanged.

(SIGNATURE PAGE IMMEDIATELY FOLLOWS)

IN WITNESS WHEREOF, the Corporation has caused this amendment to the Plan to be executed this 27th day of July, 2016.

VALVOLINE LLC		ASHLAND INC.

By:	/s/ J. Kevin Willis	By:	/s/ J. Kevin Willis

Title:	SRVP & CFO	Title:	SRVP & CFO